Exhibit 5.1

[Letterhead of Polsinelli PC]

March 9, 2015

BioScrip, Inc.

100 Clearbrook Road

Elmsford, New York 10523

Re: BioScrip, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BioScrip, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) to be filed on or about the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act ”), and all amendments thereto, relating to the distribution at no charge to holders of the Company’s common stock of non-transferable subscription rights (the “Subscription Rights”) to purchase up to an aggregate of 200,000 units (each a “Unit”) that comprise (i) 200,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), which are convertible into shares of Company Common Stock, par value $0.0001 per share, pursuant to the terms of the Certificate of Designations, as defined below (such shares of Common Stock, the “Conversion Stock”), (ii) Class A Warrants (the “Class A Warrants”) to purchase an aggregate of 576,000 shares of Common Stock (the “Class A Warrant Shares”), and (iii) Class B Warrants (the “Class B Warrants”, and together with the Class A Warrants, the “Warrants”) to purchase an aggregate of 576,000 shares of Common Stock (the “Class B Warrant Shares”, and together with the Class A Warrant Shares, the “Warrant Shares”). The Preferred Stock and the Warrants composing the Units will separate upon subscription of the Subscription Rights and the Units will not trade as separate securities.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation: (i) the Registration Statement to which this opinion letter is an exhibit; (ii) the Second Amended and Restated Certificate of Incorporation (the “Articles”); (iii) the Certificate of Designations for Series A Convertible Preferred Stock attached to the Registration Statement as Exhibit 4.2 (the “Certificate of Designations ”); (iv) resolutions duly adopted by the Board of Directors of the Company relating to the execution and delivery of, and the performance by the Company of its obligations under the Transaction Documents (as defined herein); (v) the form of Subscription Rights Certificate, attached to the Registration Statement as Exhibit 4.1; (vi) the form of Warrant Agreement, attached to the Registration Statement attached to the Registration Statement as Exhibit 4.4; and (vii) such other documents, certificates, corporate records, opinions and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

The Certificate of Designations, the Form of Subscription Rights Certificate, and the form of Warrant Agreement are referred to herein, individually, as a “Transaction Document” and, collectively, as the “Transaction Documents.”

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due authorization, execution and delivery of the Transaction Documents by the Company); (ii) the genuineness of all signatures on all documents submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (iv) the legal capacity and competency of all individuals executing documents; and (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

BioScrip, Inc.

March 9, 2015

Based upon the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinions:

1.	The Subscription Rights have been duly authorized and, when issued in accordance with the terms of the Subscription Rights Certificate and in the manner contemplated by the Registration Statement, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Units have been duly authorized, when issued and delivered against payment therefor upon due exercise of the Subscription Rights, in accordance with the terms of the Subscription Rights Certificate and in the manner contemplated by the Registration Statement, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The Preferred Stock has been duly authorized, when issued in the manner contemplated by the Registration Statement, and when the Certificate of Designations has been duly filed with the Secretary of State of the State of Delaware and accepted for record, will be validly issued, fully paid and non-assessable.

4.	The Conversion Stock has been duly authorized, when and if issued and delivered upon conversion of the Preferred Stock in accordance with the Certificate of Designations and the terms thereof, will be validly issued, fully paid and non-assessable.

5.	The Warrants have been duly authorized and, when issued in accordance with the terms of the Warrant Agreement and in the manner contemplated by the Registration Statement, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.	The Warrants Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of the Warrants, in accordance with the terms of the Warrant Agreement and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this opinion letter, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our Firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the inclusion of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC